Exhibit 15.2

G. Ross McDonald*

Chartered Accountant

*Denotes incorporated professional

1109 Ridgewood Drive

North Vancouver, B.C.  V7R 1J2

Tel:   (604) 987-9593

Email: grmcd@telus.net

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

Pediment Exploration Ltd.

I consent to the incorporation in Form 20-F/A-3 dated on or about September 17, 2007 of Pediment Exploration Ltd. of my auditor’s report dated December 16, 2004 on the statements of operations and deficit and cash flows of Pediment Exploration Ltd. for the year ended September 30, 2004.

I also consent to the reference to me as expert in matters of accounting and audit in this Form 20-F/A-3.

“G. Ross McDonald” (signed)

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Vancouver, Canada

September 17, 2007